Contact:
Steven H. Benrubi
(949) 699-3947

THE WET SEAL, INC. ANNOUNCES FIRST QUARTER FISCAL 2013
FINANCIAL RESULTS

Provides Second Quarter 2013 Financial Guidance;
Expects to Achieve Positive Mid-Single Digit Comp Store Sales in Q2 2013

FOOTHILL RANCH, CA, May 28, 2013 (BUSINESS WIRE) - The Wet Seal, Inc. (Nasdaq: WTSL), a leading specialty retailer to young women, today announced results for the first quarter of fiscal 2013 ended May 4, 2013.
First Quarter 2013

•	Net sales for the quarter ended May 4, 2013, were $140.4 million compared to net sales of $147.9 million for the quarter ended April 28, 2012.

•	Consolidated comparable store sales decreased 2.9%, including a decrease of 3.4% at Wet Seal and an increase of 0.9% at Arden B.

•
Operating income was $3.2 million compared to operating loss of $0.4 million in the first quarter of fiscal 2012. The current year and prior year quarters include $1.6 million and $3.6 million, respectively, of non-cash asset impairment charges. Operating income in the 2013 period also includes a $3.5 million benefit to adjust a loss contingency. Non-GAAP adjusted operating income, excluding the effect of the aforementioned charges and benefits, was $1.3 million in the first quarter of fiscal 2013 compared to $3.2 million in the prior year period.

•	Operating income in the 2013 period also includes $1.7 million of incremental legal defense costs versus a year ago.

•
Net income was $3.1 million, or $0.03 per diluted share, compared to net loss of $0.3 million, or $0.00 per diluted share, in the prior year quarter. Non-GAAP adjusted net income in the first quarter of fiscal 2013, excluding the after-tax effect of the asset impairment charges and benefit to adjust a loss contingency accrual, was $1.3 million, or $0.01 per diluted share. Non-GAAP adjusted net income in the first quarter of fiscal 2012, excluding the after-tax effect of the asset impairment charges, was $1.9 million, or $0.02 per diluted share.

•	At quarter's end, the Company's inventory per square foot was down 7.7% versus a year ago, with Wet Seal down 7.6% and Arden B down 6.3%.

“We are pleased with the operating and financial momentum we're beginning to experience,” said John D. Goodman, Chief Executive Officer. “We have made good progress in a short period of time throughout the organization. Our teams have executed well and delivered improvement in virtually every aspect of the business, including product, inventory management, merchandising, marketing, in-store presentation and customer engagement. This allowed us to exceed our financial guidance in the first quarter and forecast a return to positive comp store sales earlier than planned in the second quarter of 2013.

“We have effectively stabilized the business,” continued Goodman. “We are seeing an increasingly strong response to our product offerings and customer engagement strategies, while at the same time, we have closely managed inventory and significantly improved our merchandise margin. We believe the Company has the people, processes and brand strength to enable us to begin driving consistent performance, and we are enthusiastic about the opportunity to better position both Wet Seal and Arden B for long-term growth.”

Balance Sheet and Share Repurchase Program

As of May 4, 2013, the Company was in strong financial condition, with cash and cash equivalents and short-term investments of $111.7 million and no debt. Inventory totaled $36.3 million compared to $40.1 million a year ago.

During the first quarter ended May 4, 2013, the Company repurchased a total of 1,206,649 shares of its common stock under its current $25 million share repurchase program. The purchases were made at a weighted average cost of $3.00 per share for a total cost of approximately $3.6 million. The Company also repurchased a total of 46,872 shares of its common stock to satisfy employee tax obligations, upon restricted stock vesting, for a total cost of approximately $0.2 million.

Goodman concluded, “We are pleased to be able to utilize the Company's strong cash position to return value to our shareholders. We are also investing in Wet Seal's real estate portfolio through a combination of remodels and new store openings, with an emphasis on highly productive outlet center growth in fiscal 2013.”

Real Estate

During the first quarter of fiscal 2013, the Company opened 2 and closed 6 Wet Seal stores. As of May 4, 2013, the Company operated 526 stores in 47 states and Puerto Rico, including 464 Wet Seal stores and 62 Arden B stores.

Second Quarter Fiscal 2013 Guidance
For the second quarter of fiscal 2013, the Company expects earnings per diluted share to be in the range of $0.00 to $0.02. The guidance is based on the following major assumptions:

•	Total net sales between $138 million and $141 million versus $135.3 million in the second quarter of fiscal 2012.

•	Comparable store sales increase in the positive mid-single digits, versus an 11.1% decrease in the prior year quarter.

•
Gross margin rate between 29.0% and 30.2% of net sales versus 22.8% in the prior year quarter, reflecting improvement in merchandise margin and leveraging benefits of positive comparable store sales on occupancy costs.

•	SG&A expense between 28.8% and 28.9% of net sales versus 30.6% in the prior year quarter.

•	Operating income ranging from $0.1 million to $2.1 million. In the second quarter of 2012, operating loss was $19.5 million, including non-cash asset impairment charges and CEO severance costs.

First Quarter Conference Call Information

The Company will host a conference call to discuss first quarter fiscal 2013 financial results today, Tuesday, May 28, 2013, at 1:30 p.m. Pacific Time. The call will be hosted by John D. Goodman, Chief Executive Officer, and Steve Benrubi, Executive Vice President and Chief Financial Officer.

To participate in the call, please dial (877) 407-3982 or (201) 493-6780. A broadcast of the call will also be available on the Company's web site at www.wetsealinc.com. A replay of the call will be available through June 11, 2013. To access the replay, please dial (877) 870-5176 or (858) 384-5517 and provide pin number 413830.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of May 4, 2013, the Company operated a total of 526 stores in 47 states and Puerto Rico, including 464 Wet Seal stores and 62 Arden B stores. The Company's products can also be purchased online at www.wetseal.com or www.ardenb.com. For more Company information, visit www.wetsealinc.com.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company's estimated fiscal 2013 second quarter earnings guidance, as well as the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Exhibit A
The Wet Seal, Inc.
Condensed Consolidated Balance Sheets
(000’s Omitted)
(Unaudited)

	May 4, 2013	February 2, 2013	April 28, 2012
ASSETS
Cash and cash equivalents	$50,320	$42,279	$148,108
Short-term investments	61,342	67,694	-
Merchandise inventories	36,341	33,788	40,080
Other current assets	16,258	15,467	16,206
Deferred taxes	-	-	20,133
Total current assets	164,261	159,228	224,527
Net equipment and leasehold improvements	63,569	64,225	86,606
Deferred taxes	-	-	23,927
Other assets	3,040	3,053	3,054
Total assets	$230,870	$226,506	$338,114

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable – merchandise	$20,644	$16,978	$23,802
Accounts payable – other	17,470	18,116	11,747
Accrued liabilities	27,970	26,347	23,410
Current portion of deferred rent	2,717	2,289	2,619

Total current liabilities	68,801	63,730	61,578
Deferred rent	31,674	32,136	33,057
Other long-term liabilities	1,871	1,908	1,889

Total liabilities	102,346	97,774	96,524
Total stockholders’ equity	128,524	128,732	241,590
Total liabilities and stockholders’ equity	$230,870	$226,506	$338,114

Exhibit A (continued)
The Wet Seal, Inc.
Condensed Consolidated Statements of Operations
(000’s Omitted, Except Share Data)
(Unaudited)

	13 Weeks Ended
	May 4, 2013	April 28, 2012
Net sales	$140,445	$147,945
Gross margin	42,231	43,603
Selling, general & administrative expenses	37,437	40,438
Asset impairment	1,596	3,606
Operating income (loss)	3,198	(441)
Interest expense, net	(6)	(10)
Income (loss) before provision (benefit) for income taxes	3,192	(451)
Provision (benefit) for income taxes	82	(178)
Net income (loss)	$3,110	$(273)
Net income (loss) per share, basic	$0.03	$0.00
Net income (loss) per share, diluted	$0.03	$0.00
Weighted average shares outstanding, basic	88,501,179	88,486,977
Weighted average shares outstanding, diluted	88,503,407	88,486,977
Calculation of the Company’s earnings per share requires the allocation of net income among common shareholders and participating security holders. The net income available to common shareholders used to calculate basic and diluted earnings per share was $3,079 for the 13 weeks ended May 4, 2013.

Exhibit A (continued)
The Wet Seal, Inc.
Condensed Consolidated Statements of Cash Flows
(000’s Omitted)
(Unaudited)

	May 4, 2013	April 28, 2012
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$3,110	$(273)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,338	4,691
Amortization of premium on investments	152	-
Amortization of deferred financing costs	27	27
Asset impairment	1,596	3,606
Loss on disposal of equipment and leasehold improvements	18	286
Deferred income taxes	-	(147)
Stock-based compensation	369	994
Changes in operating assets and liabilities:
Income tax receivable	-	(310)
Other receivables	(2,874)	218
Merchandise inventories	(2,553)	(8,246)
Prepaid expenses and other assets	2,056	(9,926)
Other non-current assets	13	8
Accounts payable and accrued liabilities	3,950	3,987
Deferred rent	(34)	24
Other long-term liabilities	(37)	(35)
Net cash provided by (used in) operating activities	9,131	(5,096)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and leasehold improvements	(3,603)	(3,778)
Proceeds from maturity of marketable securities	6,200	-
Net cash provided by (used in) investing activities	2,597	(3,778)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	94	19
Repurchase of common stock	(3,781)	(222)
Net cash used in financing activities	(3,687)	(203)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	8,041	(9,077)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	42,279	157,185
CASH AND CASH EQUIVALENTS, END OF PERIOD	$50,320	$148,108

Exhibit B
Segment Reporting (Unaudited)
The Company operates exclusively in the retail apparel industry in which it sells fashionable and contemporary apparel and accessories items, primarily through mall-based chains of retail stores, to female consumers with a young, active lifestyle. The Company has identified two operating segments (“Wet Seal” and “Arden B”) as defined under applicable accounting standards. E-commerce operations for Wet Seal and Arden B are included in their respective operating segments. Information for the 13 weeks ended May 4, 2013, and April 28, 2012, for the two reportable segments is set forth below (in thousands, except number of stores as of period end and sales per square foot):

Thirteen Weeks Ended May 4, 2013	Wet Seal	Arden B	Corporate	Total
Net sales	$122,799	$17,646	n/a	$140,445
% of total sales	87%	13%	n/a	100%
Comparable store sales % (decrease) increase	(3.40)%	0.9%	n/a	(2.90)%
Operating income (loss)	$9,553	$558	$(6,913)	$3,198
Interest expense, net	—	—	$(6)	$(6)
Income (loss) before provision (benefit) for income taxes	$9,553	$558	$(6,919)	$3,192
Depreciation	$2,584	$260	$494	$3,338
Number of stores as of period end	464	62	n/a	526
Sales per square foot	$62	$81	n/a	$64
Square footage as of period end	1,856	192	n/a	2,048

Thirteen Weeks Ended April 28, 2012	Wet Seal	Arden B	Corporate	Total
Net sales	$126,175	$21,770	n/a	$147,945
% of total sales	85%	15%	n/a	100%
Comparable store sales % decrease	(7.00)%	(11.40)%	n/a	(7.70)%
Operating income (loss)	$9,324	$(1,304)	$(8,461)	$(441)
Interest expense, net	—	—	$(10)	$(10)
Income (loss) before provision (benefit) for income taxes	$9,324	$(1,304)	$(8,471)	$(451)
Depreciation	$3,856	$454	$381	$4,691
Number of stores as of period end	469	84	n/a	553
Sales per square foot	$64	$76	n/a	$65
Square footage as of period end	1,881	261	n/a	2,142
The “Corporate” column is presented solely to allow for reconciliation of store contribution amounts to consolidated operating income (loss), interest expense, net, and income (loss) before provision (benefit) for income taxes. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment and other direct store and field management expenses, with no allocation of corporate overhead or interest income and expense.
Wet Seal operating segment results for the 13 weeks ended May 4, 2013, and April 28, 2012, include $1.1 million and $2.7 million, respectively, of non-cash asset impairment charges.
Arden B operating segment results for the 13 weeks ended May 4, 2013, and April 28, 2012, include $0.5 million and $0.9 million, respectively, of non-cash asset impairment charges.
Corporate expenses for the 13 weeks ended May 4, 2013 include a $3.5 million benefit to adjust a loss contingency related to legal matters.

Exhibit C

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable Financial Measures (Unaudited)
Included within this press release are references to non-GAAP financial measures (“non-GAAP” or “adjusted”), including operating income (loss), net income (loss) and net income (loss) per diluted share before certain benefits and charges. These financial measures are not in compliance with U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company’s operating performance, when reviewed in conjunction with its GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore should not be used exclusively in evaluating the Company’s business and operations. For further information, see “Company Statement on Disclosure of Non-GAAP Financial Measures” within the Investor Relations section of the Company’s corporate web site, www.wetsealinc.com.

The following is a reconciliation of the applicable GAAP financial measures to these non-GAAP financial measures (in millions, except for net income (loss) per diluted share):

	13 Weeks Ended May 4, 2013			13 Weeks Ended April 28, 2012

	Operating Income	Net Income	Net Income Per Diluted Share	Operating (Loss) Income	Net (Loss) Income	Net (Loss) Income Per Diluted Share

GAAP financial measure	$ 3.2	$3.1	$0.03	$(0.4)	$(0.3)	$0.00
Benefits:
Adjustment to loss contingency, net of income taxes where applicable	(3.5)	(3.4)	(0.04)	-	-	-
Charges:
Non-cash asset impairment charges, net of income taxes where applicable	1.6	1.6	0.02	3.6	2.2	0.02
Non-GAAP financial measure	$1.3	$1.3	$0.01	$3.2	$1.9	$0.02